Exhibit 99.1

  AptarGroup Reports Record First Quarter Revenue; Declares Dividend

    CRYSTAL LAKE, Ill.--(BUSINESS WIRE)--April 20, 2006--AptarGroup, Inc. (NYSE:ATR) today reported record first quarter revenue. The Company also reported an 8% reduction in diluted earnings per share from the prior year's level due to the expensing of stock options in accordance with recent accounting regulations.

    FIRST QUARTER RESULTS

    For the quarter ended March 31, 2006, sales increased 9% to a record $375.5 million from $344.0 million in the prior year. Sales growth was favorably impacted by acquisitions which added $25.6 million, or 7%, to AptarGroup's revenue and negatively impacted by changes in exchange rates which reduced revenues by approximately 5%. Net income in the quarter, including the effects of expensing stock options, was $19.8 million compared to $22.1 million a year ago. Diluted earnings per share were $.55 per share compared to $.60 per share in the prior year. Acquisitions contributed approximately $.02 per diluted share to earnings, while stock option expenses reduced earnings by approximately $.13 per diluted share.

    MANAGEMENT COMMENT

    Commenting on the quarter, Carl A. Siebel, President and Chief Executive Officer, said, "We recorded strong top line growth over the prior year primarily due to increased demand for our dispensing closures and pharmaceutical dispensing systems, sales from acquisitions and higher tooling sales. A stronger U.S. dollar relative to the Euro and nearly flat sales of fragrance/cosmetic pumps put downward pressure on our year-over-year sales growth.
    For the first time, our earnings reflected the adoption of the new accounting standard relating to share-based compensation. Consequently, our quarterly results were reduced by $.13 per share because of non-cash expenses associated with stock options. Aside from the accounting change, our strong earnings in the quarter were driven by increased sales, improved productivity and cost containment efforts.

    BUSINESS SEGMENT PERFORMANCE

    Beginning with the first quarter of 2006, AptarGroup is reporting new business segments that reflect AptarGroup's realigned internal financial reporting structure. Prior period information has been conformed to the current presentation.
    Operations that sell spray and lotion dispensing systems to the personal care, fragrance/cosmetic and household markets now form the Beauty & Home segment. Operations that sell dispensing systems to the pharmaceutical market now form the Pharma segment. Finally, operations that sell dispensing closures to each market served by AptarGroup now form the Closures segment.
    For the quarter, sales of the Beauty & Home segment increased 9% to $195.3 million from $179.1 million in the prior year. Beauty & Home segment income increased to $16.6 million from $14.9 million in the prior year. The increases in Beauty & Home sales and income were primarily due to acquisitions.
    For the quarter, sales of the Pharma segment increased 6% to $74.6 million from $70.1 million in the prior year. Pharma segment income increased to $17.1 million from $16.3 million a year ago. The growth in the Pharma segment's results was primarily due to increased custom tooling and product sales, partially offset by currency effects.
    For the quarter, sales of the Closures segment increased 11% to $105.5 million from $94.7 million in the prior year. Closures segment income increased to $10.5 million from $8.3 million a year ago. The Closures segment's results were driven primarily by increased product sales, price increases related to passing through resin costs and acquisitions.

    OUTLOOK

    Siebel stated, "We expect sales to continue to increase in the second quarter although sales growth may again be negatively impacted by the U.S. dollar/Euro exchange rate.
    We anticipate second quarter sales of our Beauty & Home and Closures segments to grow over the prior year, in spite of ongoing price competition, due to increased volumes as well as the impact of acquisitions. Pharma segment unit volumes are expected to increase although revenue is expected to decline from last year due to lower custom tooling sales and currency effects.
    We anticipate that diluted earnings per share for the second quarter of 2006 will be in the range of $.70 to $.75 per share, including stock option expenses, compared to $.81 per share in the prior year which included a $.09 per share positive impact from reduced income taxes related to research and development credits in the U.S. and tax law changes in Italy."

       Second Quarter 2006 Estimated Diluted Earnings Per Share

                                              Three Months Ended
                                                   June 30,
                                        ------------------------------
                                        Estimated 2006  Reported 2005
                                        --------------  --------------
Diluted Earnings Per Share Before Stock $.74  to  $.79     $0.72
 Option Costs ('06) and Certain Income
 Tax Benefits ('05)
Impact of Certain Income Tax Benefits
 ('05)                                       ---           $0.09
Impact of Stock Option Costs ('06)           (.04)          ---

                                        ------------------------------
Diluted Earnings Per Share              $.70  to  $.75     $0.81
                                        ==============================

    CASH DIVIDEND

    The Board of Directors declared a quarterly dividend of $.20 per share, payable May 19, 2006 to stockholders of record as of April 28, 2006.

    OPEN CONFERENCE CALL

    There will be a conference call on Friday, April 21, 2006 at 8:00 a.m. CDT to discuss AptarGroup's first quarter results. The call will last approximately one hour. Interested parties are invited to listen to a live webcast by visiting the Investor Relations page at www.aptargroup.com. Replay of the conference call can also be accessed on the Investor Relations page of the Web site.

    AptarGroup, Inc. is a leading global supplier of a broad range of innovative dispensing systems for the personal care, fragrance/cosmetic, pharmaceutical, household and food/beverage markets. AptarGroup is headquartered in Crystal Lake, Illinois, with manufacturing facilities in North America, Europe, Asia and South America. For more information, visit the AptarGroup web site at www.aptargroup.com.

    This press release contains forward-looking statements. Forward-looking statements are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are based on management's beliefs as well as assumptions made by and information currently available to management. Accordingly, AptarGroup's actual results may differ materially from those expressed or implied in such forward-looking statements due to known or unknown risks and uncertainties that exist including, but not limited to, those related to overall business conditions in the various markets in which AptarGroup operates, the competitive marketplace, fiscal and monetary policy, changes in foreign exchange rates, direct or indirect consequences of acts of war or terrorism, labor relations and other risks and uncertainties discussed from time to time in AptarGroup's filings with the Securities and Exchange Commission, including its Form 10-K's and 10-Q's. Readers are cautioned not to place undue reliance on forward-looking statements.

    The following Condensed Consolidated Financial Statements are unaudited.


                           APTARGROUP, INC.
       Condensed Consolidated Financial Statements (Unaudited)

                 (In Thousands, Except Per Share Data)
                  CONSOLIDATED STATEMENTS OF INCOME

                                              Three Months Ended
                                                  March 31,
                                        ------------------------------
                                            2006 (1)       2005
                                        ------------------------------

Net Sales                                 $375,468       $343,999
Cost of Sales (exclusive of depreciation
 shown below)                              253,786        232,478
Selling, Research & Development and
 Administrative                             62,370         51,640
Depreciation and Other Amortization         26,913         25,532
                                        --------------  --------------
Operating Income                            32,399         34,349
Other Income/(Expense):
 Interest Expense                           (3,810)        (2,738)
 Interest Income                               911            815
 Equity in Results of Affiliates               106            332
 Minority Interests                            (46)            -
 Miscellaneous, net                           (513)          (305)
                                        --------------  --------------
Income before Income Taxes                  29,047         32,453
Provision for Income Taxes                   9,237         10,385
                                        --------------  --------------
Net Income                                 $19,810        $22,068
                                        ==============  ==============

Net Income per Share - Basic                 $0.56          $0.62
                                        ==============  ==============
Net Income per Share - Diluted               $0.55          $0.60
                                        ==============  ==============

Average Number of Shares - Basic            35,075         35,639
Average Number of Shares - Diluted          36,246         36,773

Note to Condensed Consolidated Financial Statements:
(1) - For the first quarter 2006, the following amounts related to stock option expenses are included in the respective lines of the above table: Cost of Sales ($.3 million), Selling, Research & Development and Administrative ($6.8 million), Income Before Income Taxes ($7.1 million), Net Income ($4.6 million), and Net Income per Share - Diluted ($.13 per share).


                           APTARGROUP, INC.
       Condensed Consolidated Financial Statements (Unaudited)
                             (continued)
                            (In Thousands)
                     CONSOLIDATED BALANCE SHEETS

                                    March 31, 2006   December 31, 2005
ASSETS

Cash and Equivalents                  $120,210          $117,635
Receivables, net                       289,319           260,175
Inventories                            193,245           184,241
Other Current Assets                    49,671            43,240
                                   ----------------- -----------------
 Total Current Assets                  652,445           605,291
Net Property, Plant and Equipment      555,131           536,820
Goodwill, net                          196,419           184,763
Other Assets                            29,069            30,445
                                   ----------------- -----------------
Total Assets                        $1,433,064        $1,357,319
                                   ================= =================

LIABILITIES AND STOCKHOLDERS'
 EQUITY

Short-Term Obligations                $124,151          $102,103
Accounts Payable and Accrued
 Liabilities                           231,988           218,659
                                   ----------------- -----------------
 Total Current Liabilities             356,139           320,762
Long-Term Obligations                  141,580           144,541
Deferred Liabilities                    84,546            82,628
                                   ----------------- -----------------
Total Liabilities                      582,265           547,931
Stockholders' Equity                   850,799           809,388
                                   ----------------- -----------------
Total Liabilities and Stockholders'
 Equity                             $1,433,064        $1,357,319
                                   ================= =================


                           APTARGROUP, INC.
       Condensed Consolidated Financial Statements (Unaudited)
                             (continued)
                            (In Thousands)
                         SEGMENT INFORMATION

                                              Three Months Ended
                                                  March 31,
                                        ------------------------------

                                             2006           2005
                                             ----           ----
 SALES

 Beauty & Home                             $197,922       $180,942
 Closures                                   105,729         95,153
 Pharma                                      74,957         70,714
 Other                                          226            329
                                        --------------  --------------
 Total Sales                               $378,834       $347,138
                                        ==============  ==============

 INTERSEGMENT ELIMINATIONS

 Beauty & Home                              $(2,614)       $(1,835)
 Closures                                      (241)          (408)
 Pharma                                        (343)          (632)
 Other                                         (168)          (264)
                                        --------------  --------------
 Total Intersegment Eliminations            $(3,366)       $(3,139)
                                        ==============  ==============

 NET SALES

 Beauty & Home                             $195,308       $179,107
 Closures                                   105,488         94,745
 Pharma                                      74,614         70,082
 Other                                           58             65
                                        --------------  --------------
 Total Net Sales                           $375,468       $343,999
                                        ==============  ==============

 SEGMENT INCOME (1)

 Beauty & Home                             $16,633         $14,896
 Closures                                   10,537           8,262
 Pharma                                     17,063          16,264
 Corporate Expenses and Other (2)          (12,287)         (5,046)
                                        --------------  --------------
 Income before Interest and Taxes           31,946          34,376
 Less: Interest Expense, Net                 2,899           1,923
                                        --------------  --------------
 Income before Income Taxes                $29,047         $32,453
                                        ==============  ==============

Notes to Condensed Consolidated Financial Statements:
(1) - The Company evaluates performance of its business units and allocates resources based upon income before interest expense in excess of interest income, stock option and corporate expenses, income taxes and unusual items.

(2) - For 2006, Corporate Expenses and Other includes the total amount related to stock option expenses of $7.1 million.

    CONTACT: AptarGroup, Inc.
             Stephen J. Hagge, 815-477-0424